UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INOLIFE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

30-0299889	8000	NEW YORK
(I.R.S. Employer	(Primary Standard Industrial	(State or other jurisdiction
Identification Number)	Classification Code Number)	of incorporation or organization)

Gary Berthold, CEO
8601 SIX FORKS ROAD, SUITE 400	8601 SIX FORKS ROAD, SUITE 400
RALEIGH, NORTH CAROLINA 27615	RALEIGH, NORTH CAROLINA 27615
919-341-9024	919-341-9024
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to
Jonathan D. Leinwand, P.A.
Jonathan D. Leinwand, Esq.
17501 Biscayne Blvd., Suite 430
Aventura, FL 33160
(954) 903-7856
(954) 252-4265 (Fax)

From time to time after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock	24,000,000	$.0031	$74,400	$5.30

(1)  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on the Over-The-Counter Bulletin Board on February 18, 2010

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine ..

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

INOLIFE TECHNOLOGIES INC.
OFFERING UP TO 24,000,000 COMMON SHARES

This prospectus relates to the offer and resale of up to 24,000,000 shares of our common stock, par value $0.01 per share, by the selling stockholder, Sunny Isles Venture, LLC, which Sunny Isles has agreed to purchase pursuant to the investment agreement we entered into with Sunny Isles on November 23, 2009.  Subject to the terms and conditions of the investment agreement, which we refer to in this prospectus as the “Investment Agreement,” we have the right to “put,” or sell, up to $2.0 million in shares of our common stock to Sunny Isles.  This arrangement is sometimes referred to as an “Equity Line.”

We will not receive any proceeds from the resale of these shares of common stock offered by Sunny Isles.  We will, however, receive proceeds from the sale of shares to Sunny Isles pursuant to the Equity Line.  When we put an amount of shares to Sunny Isles, the per share purchase price that Sunny Isles will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement.  Generally, in respect of each put, Sunny Isles will pay us a per share purchase price equal to 80% of the lowest closing price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date Sunny Isles receives our put notice.

Sunny Isles may sell the shares of common stock from time to time at the prevailing market price on the Over-the-Counter (OTC) Bulletin Board, or OTCBB, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions.  Sunny Isles is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Equity Line.

Our common stock is quoted on the OTCBB under the symbol “INOL” The last reported sale price of our common stock on the OTCBB on February 18, 2010 was $0.0031 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 2.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Subject to Completion, the date of this Prospectus is February 23, 2010.

TABLE OF CONTENTS

Prospectus Summary	1
The Offering	2
Risk Factors	4
Use of Proceeds	8
Selling Stockholder	8
Plan of Distribution	9
Description of Securities Being Registered	11
Interests of Named Experts and Counsel	11
Statement Regarding Forward Looking Statements	12
Information About the Company
Description of Business	12
Description of Property	17
Legal Proceedings	17
Market Price of and Dividends on Common Equity and Related Stockholder Matters	17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	18
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	20
Quantitative and Qualitative Disclosures About Market Risk	20
Directors, Executive Officers and Corporate Governance	20
Executive Compensation	22
Security Ownership and Certain Beneficial Owners and Management	23
Certain Relationships and Related Transactions, Director Independence	24
Legal Matters	24
Experts	24
Financial Statements	25

i

INOLIFE TECHNOLOGIES, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

About Us

InoLife Technologies, Inc. formerly NexxNow, Inc., (“The Company,” “Us,” or “We”) was incorporated under the laws of the State of New York on November 12, 1998 as Safe Harbor Health Care Properties, Ltd.  In July 2004, the Company changed its name to Centale, Inc.  The Company was engaged in the business of leasing real estate to health care facilities.  During 1999, the Company ceased its operations and commenced actions to voluntarily seek protection from creditors under the bankruptcy code.  During 2003, the Company distributed its assets to the creditors in satisfaction of its outstanding liabilities.  The bankruptcy was subsequently dismissed.  The Company remained dormant until 2004, when one of the Company's shareholders purchased a controlling interest.  In February 2004, the Company began its development stage as an internet based marketing company. The development stage ended during the fiscal year ended March 31, 2006.  The Company, as of December 2007 discontinued its internet marketing due to difficulties with service providers and subsequent cancellations by customers.

In August 2009, Gary Berthold purchased 35,013,540 shares of InoLife Technologies, Inc. (Formerly NexxNow) common stock from Kenneth Keller, representing a majority of the outstanding shares.  In connection with the purchase, all of the directors and officers of the Company resigned from their positions, after first appointing Mr. Berthold to serve as sole director and sole officer.  Mr. Berthold then re-appointed Sterling Shepperd to serve as Chief Financial Officer. He subsequently resigned in October 2009 and was replaced with our current CFO, Jan Kaplan.

Effective September 17, 2009, the Board of Directors of the Company authorized the execution of a share exchange agreement (the “Share Exchange Agreement”) with Inovet, Ltd., a Delaware corporation (“InoVet”) and the shareholders of InoVet (the “InoVet Shareholders”). In accordance with the terms and provisions of the Share Exchange Agreement, the Company agreed to: (i) acquire all of the issued and outstanding shares of common stock of InoVet from the InoVet Shareholders; and (ii) issue an aggregate of 10,000,000 shares of its restricted common stock to the InoVet Shareholders.

Through our InoVet subsidiary we intend to develop business opportunities based upon developing and introducing new treatments and support services that help prevent and treat cancer in companion animals (dogs and cats). As such, our prime goal is to be active in the further development of Bone Marrow Transplantation and other cancer treatment procedures to benefit companion animals that are diagnosed with lymphoma, other types of cancers, and other diseases.

Through our joint venture and partnership with InoHealth we intend intend to identify, develop and market multi-faceted, human diagnostic product lines marketed towards both potential professional medical and retail customers.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you.  Therefore, you should carefully  read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, before making a decision to invest in our common stock.  The information contained in the following summary is derived from our financial statements since inception in June 2009. For financial statement purposes InoVet is the accounting acquirer and the financial statements are those of InoVet which is consolidated with InoLife.

	QuarterEnded 12/31/2009		From Inception Through 12/31/2009
	(Unaudited)		(Unaudited)
Revenues	$	- 0 -	$	- 0 -
Cost of Sales	$	- 0 -	$	- 0 -
Gross Profit	$	- 0 -	$	- 0 -

Consulting and Professional Services		250,820		270,420
Other Expenses		18,541		18,541
Total OperatingExpense		269,361		288,961
Loss from Operations		(269,361)		(288,961)

Other Income		10,501		(749,089)

NET INCOME /LOSS		(258,860)		(1,038,050)

THE OFFERING

This prospectus relates to the resale of up to 24,000,000 shares of our common stock by Sunny Isles Venture LLC.  Sunny Isles will acquire our common stock pursuant to the terms and conditions of the Investment Agreement.

The Investment Agreement with Sunny Isles provides that Sunny Isles is committed to purchase from us, from time to time, up to $2,000,000 of our common stock over the course of twenty-four months.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement.  The amount that the we are entitled to put in any one notice will be equal to either 1) 200% of the average daily volume based on the trailing Ten (10) days preceding the Drawdown Notice Date or 2) $25,000, whichever is larger.  When we “put,” or sell, an amount of shares to Sunny Isles, the per share purchase price that Sunny Isles will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement.  Generally, in respect of each put, Sunny Isles will pay us a per share purchase price equal to 80% of the lowest closing price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date Sunny Isles receives our put notice.

Shares issued and outstanding	102,412,041

Securities Offered	Up to 24,000,000 shares of InoLife Common Shares, offered by Sunny Isles Venture LLC, the Selling Stockholder

Offering Price	To be determined by the prevailing market price for the shares at the time of sale.

Use of Proceeds
We will not receive any proceeds from the sale of the shares by the selling stockholder.  We will, however, receive proceeds from the shares of our common stock that we sell to Sunny Isles under the Equity Line.  See “Use of Proceeds” section.

Risk Factors
An investment in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 2 and the other information in this prospectus for a discussion of the factors you should consider before investing in the shares of common stock offered hereby.

Stock Symbol	INOL

RISK FACTORS

Risks Related to Our Business

Our Independent Auditors have expressed substantial doubt about our ability to continue as a going concern.

As we don’t have enough cash on hand to pay our expenses for the next 12 months of operations, our independent auditors have included a “going concern” qualification in their audit report. The Company will have to continue to raise funds to continue to operate.

We require additional financing and our inability to raise additional capital on acceptable terms in the future may have a material adverse effect on our business and financial condition.

We do not have sufficient operating capital to fund our operations for the next 12 months and must raise that capital through loans and/or sales of our common stock. There is no guarantee that we will be able to do so. Failure to do so could cause us to have to cut operations and delay development and introduction of our products.

We depend upon our executive officers and key personnel.

Our performance depends substantially on the performance of our executive officers and other key personnel.  Our future success will depend to a large extent on retaining our employees and our ability to attract, train, retain and motivate sufficient qualified employees to fill vacancies created by attrition or expansion of our operations.  The loss of the services of any of our executive officers or key personnel could have a material adverse effect on our business, revenues, and results of operations or financial condition.

Competition for talented personnel is intense, and we may not be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future.   In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate.  Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and/or results of operations.

We are subject to significant domestic and international regulations and may not be able to obtain necessary regulatory clearances to sell our products.

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation.  Our failure to comply with regulatory requirements would jeopardize our ability to market our products.  Noncompliance with applicable requirements can result in failure of the regulatory agency to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution. Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by state agencies.  Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country.  Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution.  A determination that information available on the medical device is not sufficient to grant the needed clearance or approval will delay market introduction of the product.  In addition, material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval.  The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries.  The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements.

We must be able to adapt to rapidly changing technology trends and evolving industry standards or we risk our products becoming obsolete.

The medical device market in which we compete is characterized by intensive development efforts and rapidly advancing technology.  Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations.  We may not be successful in identifying, developing and marketing new products or enhancing our existing products. We believe that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than ours, are focusing on the development of visualization products for minimally invasive surgery.

We may be subject to product liability claims and have limited insurance coverage.

By engaging in the medical devices business, we will face an inherent business risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.  Also, in the event that any of our products proves to be defective, we may be required to recall or redesign such products. We will need to maintain adequate product liability insurance coverage.  If we are able to maintain insurance, of which there can be no assurance, our coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the development, manufacture and sale of our products.  Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all.  A successful product liability claim or series of claims brought against us in excess of our insurance coverage or a product recall would negatively impact our business.

Risks Related to This Offering

We are registering the resale of 24,000,000 shares of common stock which may be issued to Sunny Isles under the Equity Line.  The resale of such shares by Sunny Isles could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it.

We are registering the resale of 24,000,000 shares of common stock under the registration statement of which this prospectus forms a part.  We may issue up to that number of shares to Sunny Isles pursuant to the Equity Line.  The sale of these shares into the public market by Sunny Isles could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line.

This registration contemplates our issuance of up to 24,000,000 shares of our common stock to Sunny Isles, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our Put rights to the fullest extent permitted and sell 24,000,000 shares of our common stock to Sunny Isles, our existing stockholders’ ownership will be diluted by such sales.  Consequently, the value of your investment may decrease.

Sunny Isles will pay less than the then-prevailing market price for our common stock under the Equity Line.

The common stock to be issued to Sunny Isles pursuant to the Investment Agreement will be purchased at a price equal to 80% of the lowest closing price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date Sunny Isles receives our put notice. Sunny Isles has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Sunny Isles sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line when needed.

Our ability to put shares to Sunny Isles and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Sunny Isles at any one time, which is determined in part by the trading volume of our common stock, and a limitation on Sunny Isles obligation to purchase if such purchase would result in Sunny Isles beneficially owning more than 4.99% of our common stock. Accordingly, the Equity Line may not be available to satisfy all of our funding needs.

Risks Related to Our Common Stock

Investors who purchase shares of our common stock should be aware of the possibility of a total loss of their investment.

An investment in our common stock involves a substantial degree of risk.  Before making an investment decision, you should give careful consideration to the risk factors described in this section in addition to the other information contained in this annual report.  The risk factors described herein, however, may not reflect all of the risks associated with our business or an investment in our common stock.  You should invest in our Company only if you can afford to lose your entire investment.

Our current management holds significant control over our common stock and they may be able to control our Company indefinitely.

Our management has significant control over our voting stock that may make it difficult to complete some corporate transactions without their support and may prevent a change in control.   As of December 31, 2009, our directors and executive officers as a whole, may beneficially own approximately 45,513,540 shares of our common stock or 44.4%.

The above-described significant stockholders may have considerable influence over the outcome of all matters submitted to our stockholders for approval, including the election of directors. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

“Penny stock” rules may make buying or selling our securities difficult, which may make our stock less liquid and make it harder for investors to buy and sell our securities.

Our common stock currently trades on the Over-the-Counter Bulletin Board.  If the market price per share of our common stock is less than $5.00, the shares may be “penny stocks” as defined in the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.  As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of these securities.  In addition, “penny stock” rules adopted by the SEC under the Exchange Act subject the sale of these securities to regulations which impose sales practice requirements on broker-dealers.  For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in penny stocks.

Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives.  The broker-dealer must also make a determination whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC’s rules may limit the number of potential purchasers of shares of our common stock.  Moreover, various state securities laws impose restrictions on transferring “penny stocks,” and, as a result, investors in our securities may have their ability to sell their securities impaired.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the price you paid for it.

Although our common stock currently trades on the Over-the-Counter Bulletin Board, an active and liquid trading market for our common stock has not yet and may not ever develop or be sustained.  You may not be able to sell your shares quickly or at or above the price you paid for our stock if trading in our stock is not active.

We do not expect to pay dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Sunny Isles.  We will, however, receive proceeds from the sale of our common stock to Sunny Isles pursuant to the Investment Agreement.  The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for working capital and general corporate purposes.

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from Sunny Isles, the selling stockholder. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “selling stockholder” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder	Ownership Before Offering	Percentage Before Offering	Number of Shares to be Sold under this Prospectus		Number of Shares Owned After Offering(1)	Percentage Owned After Offering(3)
Sunny Isles Venture LLC. (2)	0	0	24,000,000	(3)	0	0

*	Percentage of shares owned after the offering does not exceed one percent.

(1)	These numbers assume the selling stockholder sells all of its shares being offered pursuant to this prospectus.

(2)	Sunny Isles is a Florida limited liability company. Ben Kaplan is the managing member of Sunny Isles with voting and investment power over the shares.

(3)	Represents the number of shares issuable by us and purchasable by Sunny Isles under the Investment Agreement, all of which are being offered by the selling stockholder under this prospectus.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to an aggregate of 24,000,000 shares of our common stock at such times and at such places as they choose.  In this section of the prospectus, the term “selling stockholder” includes the partners, pledgees, donees, transferees or other successors-in-interest of the selling stockholder, which may sell shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions.  Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following methods:

·
on the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades;

·	through one or more dealers or agents (which may include one or more underwriters), including, but not limited to

o	block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o	ordinary brokerage transactions;

o	transactions in which the broker solicits purchasers;

·	directly to one or more purchasers;

·	combination of these methods.

Sunny Isles and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed.  Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate.  Any fixed public offering price and any discounts and concessions may be changed from time to time.  Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder.  The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $22,000.  If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Certificate of Incorporation, as amended, and Bylaws is only a summary. You should also refer to our Certificate of Incorporation, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to 250,000,000 of our Common Shares, Par Value $.01 per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation, as amended. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” and we intend that such forward-looking statements be subject to the safe harbors thereby.  These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Forward-looking statements are sometimes identified by language such as “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 2 of this prospectus. Readers should carefully review this information as well as the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements.  They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

We operate two lines of businesses both in the medical field. Our first line of business is the development of veterinary oncological treatments (cancer in animals). Our second line of business is to provide DNA testing for paternity tests and to screen for certain genetic diseases. We license the DNA test kits.

History

InoLife Technologies, Inc. was incorporated under the laws of the State of New York on November 12, 1998 as Safe Harbour Health Care Properties, Ltd.  In July 2004, the Company changed its name to Centale, Inc.  The Company was engaged in the business of leasing real estate to health care facilities.  During 1999, the Company ceased its operations and commenced actions to voluntarily seek protection from creditors under the bankruptcy code.  During 2003, the Company distributed its assets to the creditors in satisfaction of its outstanding liabilities.  The bankruptcy was subsequently dismissed.  The Company remained dormant until 2004, when one of the Company's shareholders purchased a controlling interest.  In February 2004, the Company began its development stage as an internet based marketing company. The development stage ended during the fiscal year ended March 31, 2006.  The Company, as of December 2007 discontinued its internet marketing due to difficulties with service providers and subsequent cancellations by customers.

In August 2009, Gary Berthold purchased 35,013,540 shares of InoLife Technologies, Inc. (Formerly NexxNow) common stock from Kenneth Keller, representing a majority of the outstanding shares.  In connection with the purchase, all of the directors and officers of the Company resigned from their positions, after first appointing Mr. Berthold to serve as sole director and sole officer.  Mr. Berthold then re-appointed Sterling Shepperd to serve as Chief Financial Officer.

Effective September 17, 2009, the Board of Directors of the Company authorized the execution of a share exchange agreement (the “Share Exchange Agreement”) with Inovet, Ltd., a Delaware corporation (“InoVet”) and the shareholders of InoVet (the “InoVet Shareholders”). In accordance with the terms and provisions of the Share Exchange Agreement, the Company agreed to: (i) acquire all of the issued and outstanding shares of common stock of InoVet from the InoVet Shareholders; and (ii) issue an aggregate of 10,000,000 shares of its restricted common stock to the InoVet Shareholders.

General

We are a service-based healthcare products development, integration and marketing company, primarily focused upon products, services and solutions that will enable state-of-the-art healthcare for today and the future, for a diverse base of customers and end-users. We work to identify, develop, integrate and bring to market innovative healthcare-based products and services that provide timely and practical solutions for both humans and companion animals.  The primary products and services that we are currently addressing focus upon those specific products and services that provide key solutions through the innovative use of specific DNA testing and Genetic analysis systems.

The principal users of our products and services that we target include Healthcare Providers including Physicians, Veterinarians, hospitals, and outpatient facilities, in addition to individuals with a direct need for the solutions we provide. We will be marketing and distributing our products to a wide variety of end-users through both direct sales over the internet and through healthcare providers, as well as through distributors and retail sites including pharmacies and department stores.
Inolife Technologies, Inc. is currently organized to address two specific, but different, markets:

o	The Companion Animal (Dogs & Cats) Healthcare Market
o	The Human Healthcare Market

Companion Animal Healthcare
Having a beloved pet diagnosed with cancer can be frightening. But there is hope. As with humans, cancer in animals is not one disease for which there is a single treatment, and new treatments are continuously being developed. Specific treatment will depend on the type of cancer the animal has. Some patients may be treated with surgery, chemotherapy, radiation or a combination of these therapies. Diagnostic tests may be important to help determine what treatment options are best for the animal and determine prognosis.  Inovet, Inc., a wholly-owned subsidiary of Inolife Technologies, Inc., was established to strive to identify, facilitate and promote comprehensive state-of-the-art options for cancer therapy in companion animals so that the best treatment decisions may be made for such pets. For those cancers where cure is not possible, treatment can enhance a patient’s quality of life and improve chances for longer survival.

In the United States alone, it is estimated that companion animal caregivers spend many billions of dollars annually on overall companion animal care. It is also estimated that billions of dollars are spent annually on veterinary care. In the veterinary oncology care field it is estimated that the annual dollars spent specifically on cancer care is in excess of $200 million —and growing at an amazing rate. This level of therapeutic care is provided primarily by using established human cancer therapeutic products and adapting them for animal use.

InoVet, Inc.was established to provide Veterinary Healthcare products and services. The current primary mission of InoVet, Inc. is to introduce and further develop Bone Marrow Transplantation and other cancer treatment procedures to benefit companion animals (dogs and cats) that are diagnosed with lymphoma, other types of cancers, and other diseases that are currently incurable. With this in mind, InoVet, Inc. has been actively establishing discussions and working relationships and partnerships with some of the top Veterinary Oncologists and Veterinary Cancer Researchers in the U.S. to assist us to bring revolutionary new treatment procedures to the companion animal healthcare market.

InoVet intends to establish treatment facilities for the treatment and further development of Veterinary Oncology Canine Cancer Treatment Centers and research in Connecticut, Florida and Texas.

These centers will be dedicated primarily to provide Canine Bone Marrow Transplants and in the future, to incorporate other cancer treatment modalities. The facility’s primary patients will be canines that are afflicted with lymphoma and are currently in remission.  Lymphoma is one of the primary cancers in canines A common life expectancy in many cases is six to 12 months. These are the target patients of InoVet to treat with a Bone Marrow Transplant. Through this treatment, we hope to improve the prognosis for a quality life expectancy of a significant number of Lymphoma stricken canines from what we currently are seeing.

InoVet also intends to establish a “DLA Typing Registry” that will contain a registry of potential Canine Bone Marrow Donors as well as their family lineage that can be directly utilized for DNA matching purposes of recipient canines receiving Bone Marrow Transplants. This registry will not only benefit the patients of InoVet but will position the company to provide this information on a contract basis to other Veterinary Facilities that are contemplating Bone Marrow Transplant services to their patients along with industry research and development of new treatment opportunities.

There is another secondary market (academic universities & private research companies) that we will make the DLA Registry available to on a contract basis.

Human Healthcare

Human DNA testing represents a revolution postponed, perhaps, but one that is now clearly under way. After years of glowing predictions that didn’t immediately translate into change in clinical diagnostics, DNA testing has emerged fully from research into clinical practice, and is now one of the fastest growing segments of the diagnostics market.

Molecular tests are now used to diagnose disease and disease susceptibility, in prenatal genetic assessments, in tissue typing for organ transplantation, and to screen for inherited diseases.  Instrumentation now automates many of the sample-preparation and assay steps that were formerly labor-intensive. New tests are being launched all the time and many more are in development. The result is that molecular testing is now used in many areas of healthcare including: cardiology, oncology, infectious diseases, and inherited diseases and disorders.
The primary initial DNA testing and analysis products for humans that we are working to bring to market as of the date of this S-1 Filing are the following:

▪	IHP DNA Predisposition Test and Analysis - Our DNA predisposition testing service that will reveal an individual’s genetic predisposition for 25 diseases and conditions.
▪
IHP Ancestral Origins Test - With our DNA ancestry test, an individual’s DNA profile is established and then compared against hundreds of global populations and fourteen anthropological regions whose collective genetic information is known and scientifically validated.

▪
IHP Paternity Test - Our DNA paternity testing system is a premium 16-marker DNA test that utilizes the most powerful standard DNA testing  parameters in the industry and making it quick, simple and definitive as possible.

▪	IHP Parental Drug Testing Kit – A drug testing kit that is simple to perform, together with reporting that is clearly presented.

We secure our product lines through independent development, licensing, joint ventures and teaming relationships. Pursuant to a Strategic Alliance and Marketing Agreement that we entered into with Inohealth, Inc., we plan to launch the marketing of the above products on or before April 30, 2010.

The U.S. DNA-Based Diagnostic and Test Market

DNA-based testing is moving into a new phase. Transformational technologies are allowing complex genetic (specific gene) and genomic (large numbers of genes) tests to move from research-only labs into medical and clinical labs that perform tests for individual patients to identify genes associated with specific medical conditions. Progress in this young industry is currently proceeding at a furious pace. New discoveries about the genetic basis of disease are being made virtually every day. And even though DNA-based tests currently have a relatively small impact on how medicine is practiced today, each new and encouraging development is a step closer to a day when healthcare can be tailored or personalized to an individual’s genetic makeup. We believe that genetic testing and analysis will ultimately transform the entire spectrum of medical disease management, from assuring the early detection of disease, to defining the prognosis of disease evolution and predicting a patient’s response to specific therapies.

We intend to become one of the premier U.S. marketers of state-of-the-art DNA-based test products that are available in the U.S. This includes such DNA-based tests that screen for disease, confirm a diagnosis in someone with disease symptoms, or even, before any evidence of symptoms, determine if you carry a gene that predisposes you to disease even before it causes symptoms.

We have begun to place particular emphasis on identifying and bringing to market the category of genetic tests that predict risk of disease and predict the best treatment regimens for diagnosed disease. This category, known as Pharmacogenomics, involves the identification and determination of how an individual's genetic inheritance affects the body's response to drugs. The term comes from the words pharmacology and genomics and is thus the intersection of pharmaceuticals and genetics.   Pharmacogenomics holds the promise that drugs might one day be tailor-made for individuals and adapted to each person's own genetic makeup. Environment, diet, age, lifestyle, and state of health all can influence a person's response to medicines, but understanding an individual's genetic makeup is thought to be the key to creating personalized drugs with greater efficacy and safety.

The Current US Human DNA Testing Market and Growth Potential

According to “Kalorama Information”, a leading publisher of market research in medical markets, including the biotechnology, diagnostics, healthcare, and pharmaceutical industries, the 2007 worldwide market for molecular assays was estimated at $3.7 billion.  It further estimated that the market will grow 11% annually and should reach $6.2 billion in 2012. This segment includes routine areas such as blood screening and also newer areas of testing such as pharmacogenomics and inherited disease testing, which Kalorama also estimated will experience far greater growth rates—35% and 25%, respectively, during this period.

The contribution that these tests can make to patient outcome, however, could face several potential obstacles to DNA-based tests becoming standard medical practice and the evolution of Personalized Medicine. Such potential obstacles include reimbursement and regulation issues, matters of genetic privacy and ethics, potential lack of standardization across test platforms, and the ability of current healthcare providers to fully interpret test data.

DESCRIPTION OF PROPERTY

We currently rent approximately 350 square feet of office space in an executive office suite which also provides phone and administrative services. Our rent is $1,200 per month and our lease expires on May 31, 2010.

LEGAL PROCEEDINGS

New York Consulting Group had filed a claim in arbitration with the American Arbitration Association with regard to the consulting agreement with us. They are seeking $70,000. We canceled the agreement with New York Consulting Group for non-performance and requested the return of 14,000,000 shares of the Company’s common stock issued to them. They have returned 7,000,000 of those shares. New York Consulting Group has not provided the Company with a copy of its arbitration claim. The Company intends to vigorously defend any claim, does not believe that this claim has any merit, and has not recorded any liability in the financial statements, but cannot predict the outcome of any proceeding.

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCBB under the symbol “INOL.” The following table sets forth the high and low closing prices for our common stock for each quarter during the last two fiscal years.  The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

	High	Low
Third Quarter Ended December 31, 2009	$0.25	$0.02
Second Quarter Ended September 30, 2009	$0.25	$0.03
First Quarter Ended June 30, 2009	$1.90	$0.01
For the Fiscal Year Ending June 30, 2009
Fourth Quarter Ended March 31, 2009	$0.22	$0.01
Third Quarter ended December 31, 2008	$0.60	$0.28
Second Quarter Ended September 30, 2008	$2.60	$1.16
First Quarter Ended June 30, 2008	$1.90	$0.17
For the Fiscal Year Ended June 30, 2008
Fourth Quarter Ended March 31, 2008	$0.23	$0.01
Third Quarter Ended December 31, 2007	$0.98	$0.28
Second Quarter Ended September 30, 2007	$2.10	$0.14
First Quarter Ended June 30, 2007	$6.30	$2.38

Holders

As of February 22, 2010, we had approximately 88 holders of record of our common stock.

Dividends

We have not paid any cash dividends on our common stock since our inception and do not anticipate or contemplate paying dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Forward-Looking Statements: No Assurances Intended

In addition to historical information, this Quarterly Report contains forward-looking statements, which are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. These forward-looking statements represent Management’s belief as to the future of InoLife Technologies, Inc. (Formerly NexxNow, Inc.)  Whether those beliefs become reality will depend on many factors that are not under Management’s control.  Many risks and uncertainties exist that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

 Results of Operations

 Due to our lack of funds, our operations are very limited.  As a result, we realized no revenue during the three months ended December 31, 2009.

Our largest expense was consulting services, which totaled $ 240,000 in the recent period and $ 257,600 during the period from inception to December 31, 2009. We realized a net loss of $ 258,860 for the three months ended December 31, 2009.  During the period from inception to December 31, 2009, we realized an accumulated deficit of $1,038,050, primarily due to the $759,590 loss from recapitalization.

 Liquidity and Capital Resources

 Since we initiated our business operations in 2009, our operations have been funded primarily by the private sale of equity and debt to investors.  During the three months ended December 31, 2009, our operations were funded by financing and loans from managment in the amount of $ 49,194 and a bridge loan in the amount of $55,000.  Through December 31, 2009, however, we had used virtually all of those funds for our operations. These loans consist of $49,194 advanced by Gary and Sharon Berthold, both officers and directors of the Company and have no set repayment provision. The $55,000 bridge loan was advanced by Sunny Isles Venture and accrues interest at 12% per annum and is convertible at a discount of 75% of the average closing price for the 20 days preceding the conversion.

We currently have very little cash on hand and no other liquid assets.  Therefore, in order to carry on our business, we must obtain additional capital.

We continue to actively seek investment capital.  At the present time, however, we have had limited commitments from funders to provide us any additional funds.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

Impact of Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations.  There were no recent accounting pronouncements that are likely to have a material effect on the Company’s financial position or results of operations.

Plan of Operation

The plan of operation of InoLife Technologies, Inc. (the “Company”) for the next twelve months is centered around two main goals. First, based upon the Company’s recent acquisition of InoVet, Ltd.(“InoVet”), the Company intends to focus upon developing and implementing business opportunities based upon the body of research already accomplished by InoVet in the area of developing and introducing new treatments and support services that help prevent and treat cancer in companion animals. As such, a prime goal of the Company is to be active in the further development of Bone Marrow Transplantation and other cancer treatment procedures to benefit companion animals (dogs and cats) that are diagnosed with lymphoma, other types of cancers, and other diseases that are currently incurable. As part of its plan, the Company will seek to identify and establish formal working relationships and partnerships with some of the top Veterinary Oncologists and Veterinary Cancer Researchers in the United States.

Second, the Company currently intends to identify, develop and market multi-faceted, human diagnostic product lines marketed towards both potential professional medical and retail customers.  Based upon the Company’s recent execution of a Strategic Alliance Agreement with InoHealth, Inc., the Company currently anticipates that at least some of these product lines will revolve around genetic DNA testing.

The Company currently has limited financial resources available. The Company's continued existence is strongly dependent upon its ability to raise capital and to successfully develop, market and sell its products.  The Company plans to raise working capital through equity and/or debt offerings and future profitable operations.  However, the Company does not presently have any assurances that such additional capital is, or will be available.  There is a limited financial history of operations from which to evaluate our future prospects, including our ability to develop a wide base of customers for our products and services. We may encounter unanticipated problems, expenses and delays in marketing our products and services and securing additional customers. If we are not successful in developing a broad enough market for our products and services, our ability to generate sufficient revenue to sustain our operations would be adversely affected.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a Smaller Reporting Company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

As of January 21, 2010, the current directors and executive officers of InoLife who will serve until the next annual meeting of shareholders or until their successors are elected or appointed and qualified, are set forth below:

Name	Age	Position
Gary Berthold	58	CEO, Director
Sharon Berthold	57	Executive Vice President, Director
Jan Kaplan	54	Chief Financial Officer

GARY BERTHOLD
Chief Executive Officer, Director

Since 2006 Mr. Berthold has been the manager-member of several companies involved in veterinary research: PharmaCom BioVet, Inc., InoVet Ltd., and PharmaCom BioVet , LLC. Since 2004 Mr. Berthold has also owned a Haulmark Motor Home dealership that he represents at AKC dog shows. From 2003 to 2007 Mr. Berthold co-owned a software development company involved in the home automation industry. From 2004 to 2006 he also served as manufacturer's rep for several pet food and pet supply companies. Since 2000 Mr. Berthold has owned and managed a series of retail pet stores. Mr. Berthold is the spouse of Sharon Berthold, a director of the Company.

SHARON BERTHOLD
Executive Vice President, Director

Prior to her involvement with InoLife Technologies, Inc., Sharon spent several years working at two different Veterinary Hospitals in the capacity of Practice Management and Administration..  The majority of Sharon's previous business experience is in management, human resources, customer service and administration within the soft-drink, food and marketing businesses.  Sharon spent over 15 years as an independent business owner within both the construction and companion animal related industries.  She has extensive corporate experience from 1975 through 1993 in the capacity of Human Resource management and Office Administration.  Sharon has developed business relationships with various academic universities, veterinary oncologists, medical DNA testing and manufacturing facilities throughout the country in order to incorporate products into the medical and veterinary markets.

JAN KAPLAN
Chief Financial Officer

Jan Kaplan has over 29 years of experience in developing, operating and building a number of businesses, with a strong concentration on the healthcare and sciences and technology sectors. From 1981 to 1995, Mr. Kaplan founded and served as President and CEO of United Vision Group, Inc., a diversified multi-location Vision Care Organization that was publicly traded on the NASDAQ Small Cap (NASDAQ: UCIC) and Boston Stock Exchanges (BSE: UVG).

In 1987, Mr. Kaplan also founded and served as President and CFO of Optiplan, Inc., a Managed Vision Care organization licensed by the Florida Department of Insurance.

In 1996, Mr. Kaplan co-founded and served as CEO and President of Optical Concepts of America, Inc., a designer and importer of optical frames, sunwear and accessories. Mr. Kaplan successfully guided the company’s qualification for its shares to trade on the NASDAQ Bulletin Board (OTC BB: OICU).

Mr. Kaplan later co-founded and served as Director and President of Paramount Resource Group, Inc., a privately held management consulting and business development entity that has worked with numerous emerging and intermediate stage businesses.  In 2002, Mr. Kaplan established and served as President and Co-CEO of Counterpoint Group, Inc., a technology integration and product marketing company focused primarily on providing innovative technology and service solutions as a Prime Contractor for the U.S. Department of Defense.

Mr. Kaplan joined InoLife Technologies Inc. as its CFO in October, 2009.

Jan Kaplan received his B.A. in Molecular Biology from Colgate University in 1976, where he also was a member of Beta Theta Pi Fraternity.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning annual and long-term compensation provided to our Chief Executive Officer and each of the Company’s other most highly compensated executive officers who were serving as executive officers at March 31, 2009.  The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees. The following table sets forth all compensation awarded to, earned by, or paid by NexxNow (now known as InoLife Technologies Inc.) to Sterling Shepperd, who served as its Chief Executive Officer from November 21, 2008 through March 31, 2009, as well as all compensation paid to Thaddeus A Wier, Jr., who served as Chief Executive Officer during the 2007 and 2008 fiscal years.

Summary Compensation Table for the Fiscal Years Ended March 31, 2009 and March 31, 2008

Executive (1)	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Other Compensation
Thaddeus Wier	2009	-	-	-	-	-
Thaddeus Wier	2008	-	-	-	-	-
Thaddeus Wier	2007	$20,000	-	-	-	-
Sterling Shepperd	2009	-	-	-	-	-

(1) Mr. Wier and Mr. Shepperd have resigned their positions. None of the current officers of the Company have employment agreements with the Company.

Option Grants to Our Named Executive Officers
No options have been granted to our named executive officers during the last two fiscal years.

Employment Agreements with Our Named Executive Officers

The Company has not entered into any compensation agreements with its current officers or directors.

Director Compensation

We have not paid any compensation to our directors (except named officers as set forth above) during the last two fiscal years.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of March 31, 2009.

	Number of securities		Number of securities
	to be issued upon	Weighted average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
	warrants and rights	warrants and rights	compensation plans

Equity compensation plans approved by security holders	0	N.A.	0

Equity compensation plans not approved by security holders	0	N.A.	0

TOTAL	0	N.A.	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of February 11, 2010 by (i) those persons or groups known to us to beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Except as indicated below, each of the stockholders listed below possesses sole voting and investment power with respect to their shares and the address of each person is c/o InoLife Technologies, Inc. 8601 SIX FORKS ROAD, SUITE 400, RALEIGH, NORTH CAROLINA   27615.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock (1)
Gary Berthold	45,013,540	44%
Sharon Berthold (2)	45,013,540	44%
Jan Kaplan	500,000	*

All officers and directors as a group (1 persons)	45,513,540	44.4%

* Less than 1%

(1)
Applicable percentage ownership is based on 102,412,041 shares of common stock outstanding as of February 11, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of February 11, 2010 for each stockholder. Shares of common stock that are currently exercisable or exercisable within 60 days of February 11, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Gary Berthold and Sharon Berthold are married and for purposes hereof are both considered to beneficially own 45,013,540 shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Gary and Sharon Berthold, officers and directors of the Issuer, have loaned the issuer $49,194 during 2009. There are no set repayment terms on the loans.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Jonathan D. Leinwand, P.A. Mr. Leinwand will not receive a direct or indirect interest in the issuer  and  has  never  been  a  promoter, underwriter, voting trustee, director, officer, or employee of our company.  Nor does Mr. Leinwand have any contingent based agreement with us or any other interest  in  or  connection  to  us.

EXPERTS

The financial statements from inception through September 17, 2009 (of InoVet Ltd., the accounting acquiror) included in this prospectus have been audited by EFP Rotenberg, LLP, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.  EFP Rotenberg, has no direct or indirect interest in us, nor were they a promoter or  underwriter.

INOLIFE TECHNOLOGIES, INC.
BALANCE SHEETS

12/31/09
(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$28,083
TOTAL ASSETS	$28,083
LIABILITIES & STOCKERHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	71,358
Accrued Expenses	-
Bridge Loan Payable	55,000
Loans Payable-Management	49,194
Loans Payable-Shareholder	102,250
Payroll Tax Liabilities	14,211
Total Current Liabilities	292,013
Total Liabilities	292,013

Stockholders' Equity (Deficit)

Common Stock: $.01 Par, 250,000,000 Authorized 102,412,041 Shares Issued and Outstanding as of December 31, 2009 and	1,024,120
Shares held in Escrow	(250,000)
Additional Paid In Capital	-
Accumulated Deficit	(1,038,050)
Total Stockholders' Equity (Deficit)	(263,930)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$28,083

The accompanying notes are an integral part of these financial statements.

INOLIFE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
(A DEVELOPMENT STAGE COMPANY)
THREE MONTHS ENDED DECEMBER 31, 2009 AND FROM DATE OF INCEPTION

	Three months Ended December 31, 2009	From Inception (6/17/09) to December 31, 2009
	(Unaudited)	(Unaudited)
REVENUES	$-	-

EXPENSES
Advertising	11,300	11,300
Consulting Services	240,000	257,600
Office Expense	539	539
Professional Services	10,820	12,820
Rent	6,138	6,138
Travel Expense	564	564
Total Expense	269,361	288,961
Loss from Operations	(269,361)	(288,961)
Other Income / (Expense)
Gain on Loan forgiveness	10,501	10,501
Recapitalization Expenses		(759,590)
NET INCOME (LOSS)	$(258,860)	$(1,038,050)

PROFIT PER SHARE:
Basic	$(0.0033)

Fully Diluted	$(0.0033)

WEIGHTED ADVERAGE COMMON SHARES OUTSTANDING:
Basic	79,251,547

Fully Diluted	79,251,547

The accompanying notes are an integral part of these financial statements.

INOLIFE TECHNOLOGIES, INC. (FORMERLY NEXXNOW, INC.)
STATEMENTS OF CASH FLOWS
( A DEVELOPMENT STAGE COMPANY)
PERIOD ENDED DECEMBER 31, 2009 AND FROM DATE OF INCEPTION

	December 31, 2009	From Inception (6/17/09) to December 31, 2009
	(Unaudited)	(Unaudited)
CHANGES IN ASSETS AND LIABILITIES
Net Income (Loss)	$(1,038,050)	$(1,038,050)

NON-CASH ADJUSTMENTS
Common Stock issued in exchange for services	240,000	240,000
Gain on Debt Forgiveness	(10,501)	(10,501)
Loss on Recapitalization	759,590	759,590
Cash Flows from Operating Activities
Accounts Payable	(20,241)	(20,241)
Accrued Expenses	(1,250)	(1,250)
Payroll Tax Liabilities	-	-
Net cash provided by Operating Activities	(70,452)	(70,452)

Cash Flows from Financing Activities
Proceeds of Loans from shareholders	98,535	98,535
Net cash provided by Financing Activities	98,535	98,535

NET CHANGE IN CASH AND CASH EQUIVALENTS	28,083	28,083
CASH AND CASH EQUIVALENTS -BEGINNING OF PERIOD	-	-
CASH AND CASH EQUIVALENTS - END OF PERIOD	$28,083	$28,083

Income Taxes and Interest Paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued in Satisfaction of Notes Payable	$7,000	$7,000

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE A - THE COMPANY

History

InoLife Technologies, Inc. formerly NexxNow, Inc., (“The Company”) was incorporated under the laws of the State of New York on November 12, 1998 as Safe Harbour Health Care Properties, Ltd.  In July 2004, the Company changed its name to Centale, Inc.  The Company was engaged in the business of leasing real estate to health care facilities.  During 1999, the Company ceased its operations and commenced actions to voluntarily seek protection from creditors under the bankruptcy code.  During 2003, the Company distributed its assets to the creditors in satisfaction of its outstanding liabilities.  The bankruptcy was subsequently dismissed.  The Company remained dormant until 2004, when one of the Company's shareholders purchased a controlling interest.  In February 2004, the Company began its development stage as an internet based marketing company. The development stage ended during the fiscal year ended March 31, 2006.  The Company, as of December 2007 discontinued its internet marketing due to difficulties with service providers and subsequent cancellations by customers.

In 2008, the Company changed its name to NexxNow, Inc.

The Company consummated a business combination with InoVet, Ltd.(“InoVet”),   which has been accounted for as a recapitalization of the InoVet. The business combination resulted in the issuance of 59,419,448 shares of common stock which has been retroactively presented in the statement of stockholders’ equity.

Effective July 29, 2009, the majority shareholder of NexxNow, Inc. entered into an agreement for the purchase of common stock with Gary Berthold, the current President/Chief Executive Office of the Company.  In accordance with the agreement, the majority shareholder sold an aggregate of 35,013,540 shares of restricted common stock of the Company representing an equity interest of approximately 70.8%.

Effective as of September 1, 2009, the Board of Directors of the Company changed the name from Nexxnow, Inc. to InoLife Technologies Inc.

Effective September 17, 2009 the Board of Directors of the Company authorized the execution of a share exchange agreement with Inovet, Ltd., and the shareholders of Inovet, Ltd.  In accordance with the agreement the Company agreed to: (i) acquire all of the issued and outstanding shares of common stock of Inovet from the Inovet Shareholders; and (ii) issue an aggregate of 10,000,000 shares of its restricted common stock to the Inovet Shareholders

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

The financial statements of InoLife Technologies, Inc. (Formerly NexxNow, Inc.) (The "Company" included herein) have been prepared by the Company pursuant to the rules and regulations of the Security Exchange Commission (the "SEC").  The financial statements reflect the transactions of InoVet, Ltd, the accounting acquirer.  The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

The accompanying consolidated financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company as of and for the period ended December 31, 2009.  Factors that affect the comparability of financial data from year to year include nonrecurring expenses associated with the Company's registration with the SEC, costs incurred to raise capital and stock awards.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposits and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740 (Prior Authoritative Literature: Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 109), “Accounting For Income Taxes” using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.  This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in the income tax rates upon enactment.  Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liability balances.  The Company had no material deferred tax assets or liabilities for the period presented.  Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future benefits to be derived from net operating losses and tax credit carry forwards.  The Company has had significant operating losses and a valuation allowance is recorded for the entire amount of the deferred tax assets.  There are no open tax periods.

Earnings Per Share

Earnings (loss) per common share is computed in accordance with FASB ASC 260 (Prior Authoritative Literature: Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 128) "Earnings by Share" by dividing income available to common stockholders by weighted average number of common shares outstanding for each period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.  Actual results can differ from those estimates.

Revenue Recognition

The Company currently has no revenue.

NOTE C - GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has reported net losses for the period from date of inception (June 17, 2009) through December 31, 2009.

The Company's continued existence is dependent upon its ability to raise capital or to successfully market and sell its products.  The Company plans to raise working capital through equity offerings and future profitable operations.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE D – SUBSEQUENT EVENTS

Subsequent events were evaluated through February 16, 2010, the date these financial statements were issued.

INOVET, LTD.
Balance Sheet
(Development Stage Company)
September 17, 2009

2009
ASSETS

Current Assets
Cash and Cash Equivalents	$-
Total Current Assets	-

Total Assets	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities
Loans Payable - Stockholders	$2,000

Total Liabilities	2,000

Stockholders' Equity (Deficit)
Common Stock; $.0001 Par; 75,000,000 Shares Authorized;
50,000,000 Issued and Outstanding	5,000
Preferred Stock;$.0001 Par; 1,000,000 Shares Authorized;
1,000,000 Issued and Outstanding	100
Additional Paid in Capital	-
Retained Earnings (Deficit)	(7,100)
Total Stockholders' Equity (Deficit)	(2,000)

Total Liabilities and Stockholders' Equity (Deficit)	$-

The accompanying notes are an integral part of these financial statements.

INOVET, LTD.
Statement of Operations
(A Development Stage Company)
For The Period From Date Of Inception (June 17, 2009) Through September 17, 2009

2009

Sales	$-

Expenses
Consulting and Incorporation Fees	7,100
Total Expenses	7,100

Net Loss	$(7,100)

Loss per Share - Basic and Diluted	(0.00)

Weighted Average Common Shares Outstanding	50,000,000

The accompanying notes are an integral part of these financial statements.

INOVET, LTD.
Statement of Cash Flows
(A Development Stage Company)
For The Period From Date Of Inception (June 17, 2009) Through September 17, 2009

2009

Cash Flows From Operating Activities
Net Income (Loss)	$(7,100)

Adjustments:
Consulting and incorporation fees	$7,100

Net Cash Flows from Operating Activities	-

Net Cash Flows from Investing Activities	-

Net Cash Flows from Financing Activities
Issuance of Common Stock for cash	-
Net Cash Flows from Financing Activities	-

Net Change in Cash and Cash Equivalents	-
Cash and Cash Equivalents - Inception of Company	-
Cash and Cash Equivalents - End of Period	$-

Supplemental Disclosure of
Non-Cash Investing and Financing Activites

Consulting Services and Incorporation Fees in Exchange for Stock	$5,100

Consulting Services in Exchange for Loans Payable	$2,000

The accompanying notes are an integral part of these financial statements.

INOVET, LTD.
Statement of Changes in Stockholders' Equity
(A Development Stage Company)
For The Period From Date Of Inception (June 17, 2009) Through September 17, 2009

	# Shares	Common and Preferred Stock	Additional Paid In Capital	Retained Earnings (Deficit)	Total
Inception (June 17, 2009) - Balance	-	-	-	-	-

Common Stock Issued	50,000,000	5,000	-	-	5,000
Preferred Stock Issued	1,000,000	100	-	-	100

Net Loss	-	-	-	(7,100)	(7,100)

September 17, 2009 - Balance	51,000,000	5,100	-	(7,100)	(2,000)

The accompanying notes are an integral part of these financial statements.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
of InoVet, Ltd.
(a Delaware Corporation)

We have audited the accompanying balance sheet of InoVet, Ltd. as of September 17, 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from the date of inception (June 17, 2009) through September 17, 2009. InoVet Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InoVet, Ltd. as of September 17, 2009, and the results of its operations and its cash flows for the period from the date of inception (June 17, 2009) through September 17, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company’s financial position raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EFP Rotenberg, LLP
Rochester, NY
November 20, 2009

InoVet, Ltd.
(A Development Stage Company)
Notes to the Financial Statements

Note 1.	The Company

The Company - a Delaware corporation, headquartered in Raleigh, North Carolina, is a development stage company that intends to meet the growing demand for improved companion animal cancer treatment and overcome limited treatment options. The Company has prepared a business plan to raise capital and commence operations.

Effective September 17, 2009, the Board of Directors of InoLife, Inc. (formerly known as NexxNow, Inc) authorized the execution of a Share Exchange Agreement with InoVet, Ltd., a Delaware corporation and the shareholders of InoVet Ltd.  In accordance with the terms and provisions of the Share Exchange Agreement, InoLife, Inc. agreed to: (i) acquire all of the issued and outstanding shares of common stock of InoVet, Ltd. from the InoVet Ltd. Shareholders; and (ii) issue an aggregate of 10,000,000 shares of its restricted common stock to the InoVet, Ltd. Shareholders.

Note 2.	Significant Accounting Policies

Basis of Accounting - The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.  The significant accounting policies are as follows:

Development Stage - The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning and developing markets for its services.  The Company prepares its financial statements in accordance with the requirements of FASB ASC 915 (Prior Authoritative Literature: Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 7, “Account and Reporting by Development Stage Enterprises.”)

Fiscal Year - The Company's fiscal year ends on the last day of December.

Cash Equivalents - The Company considers all highly liquid investments with a maturity of 3 months or less to be cash and cash equivalents.  The Company did not have any cash and cash equivalents at September 17, 2009.  The Company does not maintain its cash in bank demand deposit and savings accounts that exceed federally insured limits.

Loss Per Common Share - Loss per common share is computed in accordance with FASB ASC 260 (Prior Authoritative Literature: Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”) by dividing income (loss) available to common stockholders by weighted average number of common shares outstanding for each period.

InoVet, Ltd.
(A Development Stage Company)
Notes to the Financial Statements

Note 2.	Significant Accounting Policies (Continued)

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results can differ from those estimates.

Income Taxes - The Company accounts for income taxes in accordance with FASB ASC 740 (Prior Authoritative Literature: Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to  changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liabilities balances. The Company had no income tax liability.  The Company is liable for Delaware franchise taxes.

Note 3.
Common and Preferred Stock – On June 17, 2009 there were 50,000,000 shares of common stock and 1,000,000 shares of preferred stock issued for consulting services and incorporation fees of $5,100.  The preferred stock is convertible at $.10 per share and voting rights of 100 to 1 against common shares.

Note 4.
Going Concern - The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  From date of inception (June 17, 2009) to September 17, 2009 the Company has reported a net loss and accumulated deficit of $7,100.

The Company’s continued existence is dependent upon its ability to raise capital.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 5.	Subsequent Events - Subsequent events were evaluated through November 16, 2009.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the Common Stock being registered.  All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount to be paid
SEC Registration Fee	$3
Printing and Edgarizing expenses	$2,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$3,000
Transfer agent	$500
Stock certificates	$200
Miscellaneous	$97

Total	$20,800

INDEMNIFICATION OF  DIRECTORS  AND  OFFICERS

Section 721 through 726 inclusive of the Business Corporation Law of New York permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. The Company’s Certificate of Incorporation and Bylaws require the Registrant to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in the Company’s Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of the Company. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit. The Company does not maintain insurance to cover directors and officers against liability which they may incur in such capacity.

RECENT SALES OF UNREGISTERED SECURITIES

In August 2009, Gary Berthold purchased 35,013,540 shares of InoLife Technologies, Inc. (Formerly NexxNow) common stock from Kenneth Keller, representing a majority of the outstanding shares.  In connection with the purchase, all of the directors and officers of the Company resigned from their positions, after first appointing Mr. Berthold to serve as sole director and sole officer.  Mr. Berthold then re-appointed Sterling Shepperd to serve as Chief Financial Officer. The sale of shares was a private sale not including a public offering and was exempt for registration under section 4(1) of the Securities Act of 1933 as amended and the rule promulgated pursuant thereto. The funds were for general corporate expenses.

Effective September 17, 2009, the Board of Directors of the Company authorized the execution of a share exchange agreement (the “Share Exchange Agreement”) with Inovet, Ltd., a Delaware corporation (“InoVet”) and the shareholders of InoVet (the “InoVet Shareholders”). In accordance with the terms and provisions of the Share Exchange Agreement, the Company agreed to: (i) acquire all of the issued and outstanding shares of common stock of InoVet from the InoVet Shareholders; and (ii) issue an aggregate of 10,000,000 shares of its restricted common stock to the InoVet Shareholders.

On November 20, 2009 and March 15, 2010 the Company sold $55,000 and $20,000, respectively, of its 12% Convertible Debentures to an accredited investor. The Investor can convert the principal and accrued but unpaid interest of the debenture into shares of the Company’s common stock. The Conversion Price per share is 75% of the lowest closing price for the Company’s stock during the 20 trading days prior to notice of conversion from the Investor. The consideration was paid in cash and the sale was pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended and the Rules promulgated pursuant thereto including but not limited to Rule 506 of Regulation D.

On November 7, 2008 the Company issued to Kenneth Keller a convertible debenture in satisfaction of obligations of the Company to Kenneth Keller in the amount of $321,647 and in consideration of a loan by him to by InoLife of $15,000.  The debenture matured on January 15, 2009, at which time InoLife owed Mr. Keller $350,135.40.  On that date, pursuant to the terms of the debenture, Mr. Keller converted the debenture into 35,013,540 shares of InoLife common stock, representing 71% of the then outstanding shares.

On November 3, 2008 Kenneth Keller acquired control of InoLife (then known as Nexxnow) by purchasing 6,097,013 shares of its common stock.  The shares were transferred to Mr. Keller by Brittany Wier (5,100,000 shares), Market Vision Consulting, Inc. (554,077 shares) and Thaddeus A. Wier, Jr. (442,936 shares).  In exchange for the shares, Mr. Keller paid to the sellers a total of $50,000, which he drew from his personal funds.

On April 25, 2008 InoLife (then known as Centale, Inc.) completed the acquisition of the outstanding capital stock of NexxNow China, Inc., a Delaware corporation.  In exchange for ownership of NexxNow China, Centale issued 43 million shares of its common stock to the shareholders. InoLie (Centale) also assumed the obligations of NexxNow China, Inc. to five unaffiliated investors, each of which holds a Subordinated Convertible Debenture.  The aggregate principal amount of the debentures is $105,605.  The debentures are payable on September 1, 2009 (except that one for $29,605 is payable on February 12, 2009) with interest at 6% per annum.  The principal and interest on the debentures may be converted by the holders into common stock of Centale at a conversion price equal to 80% of the average closing bid price for the five days preceding conversion.

In March 2007 InoLife (then known as Centale, Inc.) issued 3,000,000 shares of common stock to Big Apple Consulting (USA), Inc.  The shares were issued in compensation for services, and were valued at $.02 per share, the market price on the date of issuance.  The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose principals had access to detailed information about Centale, and were acquiring the shares for its own account.  There were no underwriters

Exhibits and Financial Statement Schedules.

3.1	Articles of Incorporation of InoLife Technologies Inc. as amended (the “Company”).
	-	Certificate of Incorporation, as amended through June 2004 - filed as an exhibit to the Registration Statement on Form 10-SB (File No.: 000-50863) and incorporated herein by reference.
-
Certificate of Amendment of Certificate of Incorporation executed on November 25, 2005 - filed as an exhibit to the Current Report on Form 8-K dated November 29,2005 and incorporated herein by reference.

	-	Certificate of Amendment of Certificate of Incorporation executed on March 4, 2008 – filed as an Exhibit to the Current Report on Form 8-K dated March 6, 2008 and incorporated herein by reference
	-	Certificate of Amendment of Certificate of Incorporation executed on June 6, 2008 – filed as an Exhibit to the Current Report on Form 8-K dated June 9, 2008 and incorporated herein by reference
	-	Certificate of Amendment of Certificate of Incorporation Filed August 31, 2009 and attached hereto

3.2	Second Amended and Restated By-laws - filed as an exhibit to the Company's Current Report on Form 8-K dated November 17, 2005 and incorporated herein by reference.

5.1	Opinion of Jonathan D. Leinwand, PA (including consent of Jonathan D. Leinwand, P.A.)

10.1	Equity Line Agreement

10.2	Financial Services Advisory Agreement with New York Consulting Group Agreement (incorporated by reference to the Company’s 8-K filed September 21, 2009)

10.3	Share Exchange Agreement with InoVet Ltd. (incorporated by reference to the Company’s 8-K filed September 21, 2009)
10.4	12% Convertible Debenture dated November 20, 2009
10.5	12% Convertible Debenture dated March 15, 2010
10.6	Joint Venture Agreement October 1, 2009

21.1	List of Subsidiaries

23.1	Consent of Auditors

23.2	Consent Jonathan D. Leinwand, P.A. (contained in Opinion on Legality filed as Exhibit 5.1).

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of this registration as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in this prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however; that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Raleigh, State of North Carolina on April 19, 2010.

INOLIFE TECHNOLOGIES INC.

By:	/s/ Gary Berthold
Gary Berthold, CEO & Principal Executive Officer

By:	/s/ Jan Kaplan
Jan Kaplan, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary Berthold	CEO, Director	April 19, 2010
Gary Berthold

/s/ Sharon Berthold	Director	April 19, 2010
Sharon Berthold

/s/ Jan Kaplan	CFO	April 19, 2010
Jan Kaplan